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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                              U.S. WEST HOMES, INC.
                        F.K.A. SENIOR CARE INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          NEVADA                                                 68-0221599
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                             410 Broadway, 2nd Floor
                             Laguna Beach, CA 92651
          (Address of Principal Executive Offices, Including Zip Code)
                              --------------------

                          Various Consulting Agreements
                            (Full Title of the Plan)
                              --------------------

                         Resident Agents of Nevada, Inc.
                           711 S. Carson Street, Suite 4
                              Carson City, NV 89701

           (Name, Address, and Telephone Number of Agent for Service)

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

Title of Securities     Amount to be  Proposed Maximum  Proposed   Amount
to be Registered        Registered    Offering Price    maximum    of
                                      per share (1)     aggregate  Registration
                                                        Offering   Fee (2)
                                                        Price
-------------------     -----------  -------------    -----------  -----------
Common Stock,
par value $0.001        15,700,000    $.06             $942,000    $100.79
-------------------     -----------  -------------    -----------  -----------

         (1) Represents shares of Common Stock available for issuance pursuant to awards granted or to be granted under the registrant's 2001 stock option plan and pursuant to various consulting agreements.

         (2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the average high and low prices for the registrant's common stock as quoted on the over-the-counter bulletin board on September 25, 2002.



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                                     PART II

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and informaiton that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13a, 13c, 14 or 15d of the Securities Exchange Act of 1934.

1. Our Annual Report on Form 10-KSB, as amended, for the fiscal years ended December 31, 2000, as restated, and December 31, 2001.

2. Our Quarterly Report on Form 10-QSB, as amended, for the six months ended June 30, 2001, as restated, and June 30, 2002.

3. Our Current Report on Form 8-K filed September 18, 2002.

All of the above reports were filed under our previous name "Senior Care Industries, Inc."

You may request a copy of these filings at no cost by writing or telephoning us at the following address: U.S. West Homes, Inc., Report Requests,
410 Broadway, 2nd Floor, Laguna Beach, CA 92651-1830.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF EXPERTS AND COUNSEL

None

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation provides for indemnification of personal liability of our Directors to the fullest extent permitted by Nevada Law.

         Article X of the Articles of Incorporation, which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Nevada Revised Business Corporation Act.

         Article X of the Articles of Incorporation  provides as follows:

                                   "ARTICLE X
                                 INDEMNIFICATION

         Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

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         2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he aced in good faith an in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses with such court shall deem proper.

         3. To the extent that any person referred to in paragraphs 1 and 2 of this Article X has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein or in defense of any claim, issue or matter therein, th shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         4. Any indemnification under paragraphs 1 and 2 of this Article XI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraphs 1 and 2 of this Article X. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or other proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (C) by the stockholders.

         5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as provided in this Article X.

         6. The indemnification provided by this Article X shall not be deemed exclusive or any other rights to which those seeking indemnification may be entitled under any statue, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, office, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X

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         8. For the purposes of this section, references to "the corporation"
include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving Corporation so that any person who is or was a director, officer, employee or agent or such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation in the same capacity."

Additionally, Article X of the By-Laws provides as follows:

                                   "ARTICLE X

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 1. Indemnification. Except as hereinafter stated otherwise, the Corporation shall indemnify all of its officers and directors, past present and future, against any and all expenses incurred by them, and each of them, including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while within the scope of their duties as officer or director of this corporation; and upon receipt of written notice by the President or Chairman of the Board of Directors from any officer or director, past, present or future, indicating that such officer or director has incurred or may incur expenses in connection with any legal action brought or about to be brought against him or them for or on account of any such act or omission, the Board of Directors, at its next regular or special meeting shall determine in good faith, and shall record as part of the minutes of said meeting its determination whether or not such act or refusal to act of any officer or director was willful, grossly negligent, fraudulent or with criminal intent with respect to the matter involved in the action or contemplated action, then this corporation shall indemnify such officer or director in the manner hereinabove set forth and such indemnification shall be mandatory, provided, however, that no such indemnification shall be available in the event the said officer or director to whom indemnification would otherwise be available shall have unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him in the said action."

Furthermore, the Nevada Revised Statutes, Section 78.7502 provides as follows:

"Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any persons who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

         (a) Is not liable pursuant to NRS 78.138; or

         (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

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2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

         (a) Is not liable pursuant to NRS 78.138; or

         (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. (Added to NRS by 1997, 694; A 2001, 3175)

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit  No.       Description
-----------        -----------

Exhibit 3(i)a: Articles of Incorporation [incorporated by reference filed on Form 10-SB on December 27, 2000].

Exhibit 3(i)b: Articles & Agreement & and Plan of Merger [incorporated by reference filed on Form 10KSB on April 17, 2002].

Exhibit 3(i)c: Amendment to Articles of Incorporation increasing share authorization [incorporated by reference filed in Definitive Information Statement on Form 14c on February 12, 2002].

Exhibit 3(ii): Bylaws [incorporated by reference filed on Form 10KSB on April 17, 2002].

Exhibit 5.1:      Opinion of Spectrum Law Group, LLP re: legality of shares

Exhibit 10(i):    Consulting Agreement with Phillips Holdings, Inc.

Exhibit 10(ii):   Addendum to Purchase Agreement with Oasis International

Exhibit 10(iii):  Consulting Agreement with Greg S. Hurd

Exhibit 10(iv):   Consulting Agreement with Douglas Hoyt

Exhibit 10(v):    Consulting Agreement with Stephen Reeder

Exhibit 23(i): Consent of Spectrum Law Group, LLP (filed as Exhibit 5.1) herein)

Exhibit 23(ii):   Consent of McKennon, Wilson & Morgan, LLP

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ITEM 9. UNDERTAKINGS.

               A. The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

               B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               D. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Issuer certifies that it has reasonable grounds to believe that is meets all of the requirements for filing of this S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Laguna Beach, State of California, on September 27, 2002.

     U.S. West Homes,  Inc.

     /s/ Mervyn A. Phelan, Sr.
     -------------------------------
     Chief Executive Officer, Chairman
     of the Board of Directors & Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature                                 Title                       Date
--------------------------------------------------------------------------------

/s/ Mervyn A. Phelan, Sr.            Chief Executive Officer
-------------------                  Chairman of the Board
Mervyn A. Phelan, Sr.                of Directors             September 27, 2002

/s/ Craig H. Brown                   President                September 27, 2002
-------------------                  Director
Craig H. Brown

/s/ John Semmens                     Chief Financial          September 27, 2002
-------------------                  Officer
John Semmens

/s/ Bob Coberly                      Secretary, Treasurer
-------------------                  Director                 September 27, 2002
Bob Coberly

/s/ Scott Brake                      Director                 September 27, 2002
-------------------
Scott Brake

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